Exhibit 99.1

PRESS RELEASE

Ocera Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results and Provides Corporate Update

-- Patient enrollment progressing in STOP-HE clinical trial of OCR-002; Company expects to complete enrollment in the fourth quarter of 2016 --

-- OCR-002 is the only ammonia scavenger in development for both treatment and prevention of hepatic encephalopathy (HE) --

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., March 3, 2016 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced updates to its clinical development programs and reported financial results and other business highlights for the quarter and year ended December 31, 2015.

“2015 was an eventful year for Ocera marked by considerable advances in our clinical development programs and notable corporate achievements,” said Linda Grais, M.D., Chief Executive Officer of Ocera. “STOP-HE, a Phase 2b clinical trial of OCR-002 in hospitalized patients with acute hepatic encephalopathy (HE) is progressing as planned, with approximately 150 patients enrolled to date. An interim analysis of this trial conducted last year suggested a promising treatment effect. We expect to complete enrollment in the fourth quarter of 2016 with top-line data to be published soon thereafter.”

“Results from our first, oral single-dose trial of three extended-release oral formulations of OCR-002 were highly encouraging with OCR-002 exhibiting robust extended-release patterns and a promising pharmacokinetic (PK) profile relative to a comparable dose of ammonia-lowering agent, glycerol phenylbutyrate (RAVICTI®),” said Stan Bukofzer, M.D., Ocera’s Chief Medical Officer. “Importantly, while RAVICTI® was found in clinical studies to be effective in lowering the incidence of hepatic encephalopathy events, it is no longer being developed in this indication and we believe that OCR-002 now stands alone as the only ammonia scavenger in development for both treatment and prevention of HE.”

Commenting on company financials, Michael Byrnes, Ocera’s Chief Financial Officer, added, “Ocera’s financial position remains strong with $43.3 million in cash, which is expected to fund our operations into the second half of 2017. Importantly, our existing cash is expected to provide sufficient funding beyond critical milestones for both our OCR-002 IV and oral programs. In addition, we further strengthened our financial position in 2015 having secured a $20 million debt facility which, if fully drawn, will extend our cash runway into late 2017.”

OCR-002 IV and Oral Formulations: OCR-002 is in development as both an intravenous formulation as a potential treatment for hospitalized patients with acute HE, and as an oral formulation to potentially provide a chronic use option to maintain remission of HE in patients with liver cirrhosis.

Recent Development Highlights

•
Continued to enroll patients in its STOP-HE Phase 2b clinical trial of OCR-002 in patients with acute hepatic encephalopathy (HE), a rare, episodic and progressive disorder that can be life-threatening to those affected; Ocera has now enrolled approximately 150 patients; and

•
Announced positive results from a pilot Phase 1 clinical trial of orally-available OCR-002 for the prevention of HE in chronic cirrhotic patients. The open-label, single-dose, five-treatment, five-period crossover trial demonstrated a robust, extended-release pattern for all three pilot OCR-002 extended-release formulations, with mean plasma phenylacetate (PAA) concentrations exceeding those achieved with RAVICTI® at all time points (Cmax of PAA for OCR-002 ranged from approximately 50 - 90µg/mL occurring at various time points over four to nine hours after dosing vs. approximately 10µg/mL at four to six hours after dosing for RAVICTI®).

Corporate and Industry Highlights

•
Appointed industry veteran Dr. Stan Bukofzer as Chief Medical Officer in January 2016. Dr. Bukofzer is a gastroenterologist and hepatologist and has extensive pharmaceutical development experience, most recently as Chief Medical Officer of Hospira, Inc.

•
A growing body of research underscores the potential breadth of therapeutic applications for OCR-002 in serious liver disease beyond HE. Several externally-sponsored preclinical studies were presented at the 2015 Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) that highlighted the role of elevated ammonia in numerous other diseases and conditions such as nonalcoholic steatohepatitis (NASH), portal hypertension, muscle-wasting, neuronal cell loss and brain edema.

Anticipated 2016 Milestones

•	Complete enrollment in the STOP-HE Phase 2b clinical trial of OCR-002 in the fourth quarter of 2016;

•	Further optimize the formulation of orally-available OCR-002; and

•	Initiate an additional Phase 1 clinical trial of oral OCR-002 and report findings by the end of 2016.

Fourth Quarter and Full Year 2015 Financial Results

•	As of December 31, 2015, Ocera had cash, cash equivalents and investments of $43.3 million, compared with $51.2 million at December 31, 2014.

•
Net use of cash for 2015 was $21.0 million, which was consistent with Ocera’s most recent guidance of the low end of the range of $21.0 to $25.0 million. Net use of cash equals the difference of cash and cash equivalents and investments at December 31, 2015 and 2014, less net proceeds of $9.7 million generated by the debt facility secured in July 2015 and $3.5 million generated by an “At-the-Market” equity program.

•
Net loss for the three and twelve months ended December 31, 2015 was $7.1 million and $26.5 million, respectively. Net loss for the three and twelve months ended December 31, 2014 was $5.5 million and $23.4 million, respectively. Basic and diluted net loss per share for the three and twelve months ended December 31, 2015 was $0.34 and $1.32, respectively. Basic and diluted net loss per share for the three and twelve months ended December 31, 2014 was $0.28 and $1.34, respectively.

•
Revenue for the three and twelve months ended December 31, 2015 was $24,000 and $133,000, respectively. Revenue for the three and twelve months ended December 31, 2014 was $30,000 and $341,000, respectively. Revenue in all periods consisted of royalty revenue generated from a license agreement acquired in connection with the 2013 reverse merger between Ocera and Tranzyme, Inc. In addition, revenue in the twelve months ended December 31, 2014 consisted of an up-front nonrefundable payment for the transfer of intellectual property and materials associated with TZP-101 (ulimorelin).

•
Research and development (R&D) expense for the three and twelve months ended December 31, 2015 was $3.9 million and $16.0 million, respectively. R&D expense for the three and twelve months ended December 31, 2014 was $3.5 million and $14.9 million, respectively. The increase in R&D expense for both periods was due primarily to costs associated with Ocera's clinical development program of intravenous OCR-002, and additional development of oral OCR-002, including the completion of a Phase 1 clinical trial. These increases were partially offset by a decrease in stock compensation expense.

•
General and administrative (G&A) expense for the three and twelve months ended December 31, 2015 was $2.9 million and $10.3 million, respectively. The G&A expense for the three and twelve months ended December 31, 2014 was $2.1 million and $9.9 million, respectively. The increase in G&A expense for the three-month period was due primarily to increases in personnel-related costs and professional fees. The increase in G&A expense for the twelve-month period was due primarily to an increase in personnel costs due to higher headcount and related expenses partially offset by a reduction in our costs associated with professional fees including legal and accounting expenses.

Financial Guidance
Ocera expects net use of cash for 2016 to be between $26 million to $30 million and expects that it will have sufficient cash to fund operations into the second half of 2017 based on its current operating plan. If Ocera receives the second $10.0 million tranche of its debt facility, which is subject to the achievement of certain financial and clinical milestones, the Company expects that it will have cash to fund its operations into late 2017.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy and other indications, the timing of clinical and enrollment milestones, the timing of study data and the company’s financial projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Source: Ocera Therapeutics, Inc.
OCRX-G

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109

Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three-Months Ended December 31,		Year-Ended December 31,
	2015	2014	2015	2014
Revenue:
Licensing revenue	$—	$—	$—	$200
Royalty revenue	24	30	133	141
Total revenue	24	30	133	341
Operating expenses:
Research and development	3,927	3,464	15,977	14,945
General and administrative	2,861	2,074	10,321	9,910
Amortization of intangibles	48	41	171	164
Total operating expenses	6,836	5,579	26,469	25,019
Loss from operations	(6,812)	(5,549)	(26,336)	(24,678)
Net interest income (expense)	(272)	11	(413)	54
Net loss from continuing operations	(7,084)	(5,538)	(26,749)	(24,624)
Net income from discontinued operations	8	4	227	1,199
Net loss	$(7,076)	$(5,534)	$(26,522)	$(23,425)

Net loss per share from continuing operations- basic and diluted	$(0.34)	$(0.28)	$(1.33)	$(1.41)
Net income per share from discontinued operations-basic and diluted	—	—	0.01	0.07
Net loss per share-basic and diluted	$(0.34)	$(0.28)	$(1.32)	$(1.34)
Shares used to compute net loss per share-basic and diluted	20,556,822	19,742,245	20,067,660	17,525,187

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2015	2014

Cash, cash equivalents and investments	$43,336	$51,167
Working capital	40,188	45,364
Total assets	44,737	53,052
Notes payable-Long term	9,508	—
Accumulated deficit	(131,433)	(104,911)
Total stockholders' equity	$31,394	$50,145